SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934

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[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        REAL ESTATE ASSOCIATES LIMITED VI

                (Name of Registrant as Specified in Its Charter)

                              Bond Purchase, L.L.C.

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:


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          pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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[ ]  Fee paid previously with preliminary materials

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                              Bond Purchase, L.L.C.
                                 104 Armour Road
                        North Kansas City, Missouri 64116


                                                           July 21, 2001


Dear Fellow Limited Partner:

     As the largest single holder of units in Real Estate Associates Limited VI (the "Partnership"), we want to assure you that our interests are aligned with yours. To protect our interests and yours, we repeatedly have demanded that the current general partners, NAPICO and NAPIA, disburse $2,700,000 of the Partnership's cash they have held for over two and a half years. To protect our interest and yours, we repeatedly have demanded that the current general partners open the books and records of the Partnership as provided for in the Partnership agreement. Finally, on July 9, 2001, after a long, contentious and expensive legal battle, the Superior Court of the State of California ordered NAPICO to produce the books and records of the Partnership. It is unfortunate that any limited partner is forced to use the courts against its own general partner to enforce the Partnership Agreement. We believe our determination, the expenses we have incurred and ultimately, our results, will benefit all limited partners.

     We also have repeatedly demanded that the current general partners pursue a more vigorous approach to selling the remaining Partnership assets and to put an end to their lucrative management arrangement. We are gratified that they have publicly announced their intent "to eventually sell" the remaining Partnership interests. However, having made that statement in 1998, we would appreciate a clarification of how they define "eventually." Unfortunately, they have never publicly disclosed any concrete plan to sell the Partnership. The NAPICO plan can be summed up in one word "...eventually..." - We suggest NAPICO has no plan.

          Our plan for the future of Real Estate Associates Limited VI

     o Distribute the cash on hand (over $300 per unit).

     o If elected as the new general partner, we will solicit consents from limited partners to amend the Partnership Agreement to provide that the Partnership be liquidated on or before January 1, 2006 (the Partnership Agreement currently provides the Partnership does not have to be liquidated until the year 2032).

     o Comply with the Partnership Agreement, which calls for the cash sale proceeds of any assets to exceed the tax liability created by the sale.

     o Reduce the management fee by at least 10%.

     o Continue to examine the books and records of the Partnership to uncover what has been going on for the last 20 years.

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                         WHO IS BOND PURCHASE, L.L.C.?

     Many limited partners in Real Estate Associates Limited VI have asked, "Who is Bond Purchase, L.L.C. and David L. Johnson; and why should I vote for Bond Purchase, L.L.C., to remove NAPICO as general partner of the Partnership?"

     Bond Purchase, L.L.C., is a Missouri limited liability company of which Mr. Johnson is a majority member. Mr. Johnson is also the Chairman, Chief Executive Officer and a member of the board of trustees of Maxus Reality Trust, Inc., a publicly traded real estate investment trust (NASDAQ symbol:MRTI). He is also President of Maxus Capital Corp., the general partner of Maxus Real Property Investors-Four, L.P., a publicly reporting limited partnership similar to the Partnership and Chairman, Chief Executive Officer and a majority shareholder of Maxus Properties, Inc., which specializes in commercial property management for affiliates. Mr. Johnson has a proven track record in the management of real estate companies.

     In an attempt to disparage Bond Purchase and Mr. Johnson, NAPICO has claimed that Bond Purchase has acquired interests in real estate companies with the view to replacing management and liquidating assets of the real estate companies. NAPICO statements relate to a lawsuit involving Bond Purchase and its affiliates in which Bond Purchase and its affiliates gained control of the management of Nooney Realty Trust, Inc. (later renamed Maxus Realty Trust, Inc.) (the "Trust") in November 1999. Since gaining control of the Trust, affiliates of Bond Purchase and the new management of the Trust have:

     o reinstated a quarterly dividend of $.16 in May 2000, (after it had been suspended for the prior two years);

     o increased the quarterly dividend to $.20 in May of 2001;

     o reduced management fees by at least 10%;

     o reduced Trustee fees by at least 10%; and

     o liquidated one of the Trust's assets (resulting in the increased quarterly dividend).

     Other parties are entitled to their opinions; however, we feel we have liberated the Trust from ineffective management and benefited the Trust's shareholders, which is a situation we hope to duplicate with Real Estate Associates Limited VI.

                 Given NAPICO's history we have grave concerns.

     Consider the facts: In the Century Hillcreste Limited Partnership, NAPICO and several of NAPICO's officers entered into an administrative cease and desist order with the SEC in connection with borrowing funds from the partnership's cash balances and not disclosing this in connection with their periodic public reporting obligations. The current general partners claim we initiated this solicitation as retaliation for lawsuits filed by NAPICO against Mr. Johnson and others. That is not the case.


     Consider the facts: We initiated this solicitation to become the new general partner through our affiliate, New G.P., L.L.C. It is our intention to distribute the Partnership's cash, reduce management fees, and to liquidate the Partnership. It is our contention that the lawsuit initiated by affiliates of NAPICO against us was in retaliation for our demand for repayment of $1,572,434 of cash we believe a NAPICO affiliate improperly took in June 1999 during the liquidation of the Century Hillcreste L.P. NAPICO paid its affiliate $1,572,434 in direct contradiction to the consent statement filed with the SEC. We want to prevent a similar experience when REAL VI "eventually" is liquidated.


                Other Reasons For Replacing The General Partners

     We are pleased that management fees recently have been reduced. The total reduction reflects the sale of 11 limited partnerships over two years ago. With fewer properties in the Partnership, there are fewer properties on which to collect fees. However, NAPICO does not claim that the percentage rate charged has been reduced. We are committed to lowering management fees by at least 10% from their current levels.


     NAPICO claims their incentive to sell the remaining partnership interests is the significant fee they would receive for the sale. Given that any general partner would have the same incentive, we have an even greater incentive because we own a position that is more than 4 times larger than the current general partners. Our significantly larger investment than NAPICO's is what more closely aligns our interest with yours.


     We are somewhat surprised to learn of the current general partners' assertion that we are somehow advantaged by purchasing units at a substantial discount to other investors. If true, it is more of a reflection of NAPICO's inability to maintain investor value. NAPICO's stewardship is hardly the stuff of financial wizardry or a premise on which they should expect your support.

         We urge you to reject NAPICO and NAPIA as the general partner. Please cast your vote on the GREEN consent form and vote FOR a change.

                        |X| Vote FOR proposal number 1

                        |X| Vote FOR proposal number 2.

     Regardless of the number of units you hold, your vote is very important. We are receiving considerable support from your fellow limited partners who have voted. However, we still need your vote. Please take this opportunity to mark, sign, date and return the enclosed GREEN consent form in the postage paid return envelope. Alternatively, you may fax your consent form toll free to 1.214..299.9191.

     This letter is being mailed to limited partners on or about July 21, 2001.

     Thank you for your continued support.


                                                      Very Truly Yours,



                                                      Bond Purchase, L.L.C.





                                 - IMPORTANT -

     Please be sure to mark, sign, date and mail your GREEN consent form. We urge you not to sign any consent revocation card which is sent to you by REAL
VI. If you inadvertently execute a white consent revocation card, it will invalidate your consent to remove the general partners.

            WE URGE YOU NOT TO SIGN A WHITE CONSENT REVOCATION CARD.

     If you have questions or need assistance in voting your units, please contact our information agent, N.S. Taylor & Associates, Inc., who is assisting us with this matter:

                         N.S. Taylor & Associates, Inc.

                                 1.800.711.8662

                               (Form of Consent)

                        Real Estate Associates Limited VI
              a California Limited Partnership (the "Partnership")

                           CONSENT OF LIMITED PARTNER

          THIS CONSENT IS SOLICITED ON BEHALF OF BOND PURCHASE, L.L.C.

     LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. THIS CONSENT IS VALID FROM THE DATE OF ITS EXECUTION UNLESS DULY REVOKED.

              THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED
                             REVOCATION OF CONSENT.

     The undersigned has received the Consent Solicitation Statement dated June 8, 2001 ("Consent Solicitation Statement") by Bond Purchase, L.L.C., a Missouri limited liability company ("Bond Purchase"), seeking the approval by written consent of the following proposals:

     (1) the removal of the current general partners, National Partnership Investments Corp., a California corporation and National Partnership Investment Associates, a California limited partnership; and

     (2) the continuation of the Partnership and the election of New G.P. as the new general partner of the Partnership (which is conditioned on the approval of proposal (1) above).

     Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Bond Purchase, acting through its officers and employees as his or her attorney- in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement or in order to implement an approved proposal; and hereby votes all limited partnership interests of the Partnership held of record by the undersigned as follows for the proposals set forth above, subject to the Consent Solicitation Statement.



Proposal                                         FOR     AGAINST    ABSTAIN
1. Removal of General Partners                   [ ]       [ ]        [ ]

2. Continuation of the Partnership and           [ ]       [ ]        [ ]
   election of new general partner, New G.P.

     (Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)



                                            Dated: _______________________, 2001
                                                 (Important-please fill in)

                                              __________________________________
                                                               Signature / Title

                                              __________________________________
                                                               Signature / Title

                                              __________________________________
                                                                Telephone Number